Exhibit 99.1

KONTOOR BRANDS ANNOUNCES DEPARTURE OF JULIANA CHUGG FROM BOARD OF DIRECTORS

GREENSBORO, N.C. - November 23, 2021 - The Board of Directors of Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today announced that now that Kontoor has successfully delivered against its Horizon 1 growth strategy, Juliana Chugg will depart the Kontoor Brands Board of Directors, effective November 30, in order to focus on other business obligations.
Chugg, previously Global Core Brands Officer of Mattel, Inc., has served on Kontoor’s Board of Directors since the company’s inception in 2019. She served as Chair of the Nominating and Governance Committee and as a member of the Talent and Compensation Committee.
Ms. Chugg stated, “the Wrangler® and Lee® brands are truly iconic, and it has been an honor to serve as a director alongside so many committed board colleagues and to support Kontoor as it has progressed in its journey post spin-off. I am confident that Kontoor is well positioned to excel in Horizon 2, and I look forward to watching the company’s continued success.”
Scott Baxter, Board Chair, Chief Executive Officer and President, Kontoor Brands commented, “on behalf of my fellow directors, our 14,000 global employees and our shareholders, I’d like to extend my deep gratitude to Juliana for her many contributions to our organization. As we transition from setting Kontoor’s strong foundation in Horizon 1 to catalyzing growth in Horizon 2, we do so with recognition that Juliana’s extensive marketing, governance, and board experience have helped guide our company during a pivotal time in our journey, from our formation as a standalone company and through our initial 24 months of operations. We wish her well in her future endeavors and thank her for her dedicated service.”

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Contacts

Investors:
Eric Tracy, (336) 332-5205
Vice President, Corporate Finance and Investor Relations
Eric.Tracy@kontoorbrands.com
or
Media:
Vanessa McCutchen, (336) 332-5612
Vice President, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com

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